Exhibit 10.48

HAMPSHIRE GROUP, LIMITED
2010 CASH BONUS INCENTIVE PLAN

1.       Purpose.

The goal of the Hampshire Group, Limited Cash Bonus Incentive Plan is to align the annual interests of its management and other key employees with those of the Company and its stockholders by providing a cash bonus incentive for meeting annual goals set by the Board of Directors of the Company.

2.       Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)       “2009 Stock Incentive Plan” means the 2009 Stock Incentive Plan adopted by the Board of Directors of the Company in October 2009 and filed with the Securities and Exchange Commission.

(b)       “Board” means the Board of Directors of the Company.

(c)       “Cause” is defined in the Company’s 2009 Stock Incentive Plan.

(d)       “Change in Control” is defined in the Company’s 2009 Stock Incentive Plan.

(e)      “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations there under and successor provisions and regulations thereto.

(f)       “Committee” means the Board or such other committee appointed by the Board consisting of two or more individuals.

(g)       “Company” means Hampshire Group, Limited, a Delaware corporation, and/or its subsidiaries.

(h)       “Consolidated EBITDA ” means consolidated earnings before interest expense, income taxes, depreciation and amortization as defined in the Company’s Credit Facility.

(i)       “Credit Facility” means the Second Amended and Restated Credit Facility Agreement and Guaranty dated August 7, 2009 or any subsequent credit facility amendment or agreement put in place by the Company that modifies or supersedes this agreement.

(j)       “Disability” as defined in the Company’s 2009 Stock Incentive Plan.

(k)       “Effective Date” means January 1, 2010.

(l)       “Eligible Person” means (i) each employee of the Company, including each such person who may also be an employee director of the Company; and (ii) any person who has been offered employment or service by the Company; provided, that such prospective service provider may not receive any payment or exercise any right relating to a bonus award until such person has commenced employment or service with the Company.  An employee on an approved leave of absence may be considered upon approval of the Committee as still in the employ of the Company for purposes of eligibility for participation in the Plan.

(m)       “Employer” means the Company by which the Participant is principally employed.

(n)       “New Employee” means an employee hired during the then current fiscal year.

(o)       “Operating Income” means income from operations, excluding discontinued operations as outlined in the Company’s financial statements filed with the Securities and Exchange Commission.

(p)       “Participant” means an Eligible Person who has been approved by the Committee and included in an exhibit under the Plan.  For a current employee or a New Employee that is not included as a Participant in the Plan that replaces or assumes the duties of a Terminated Employee, who was a Participant in the Plan prior to Termination, the Company may substitute the current or New Employee for the Terminated Employee at the Terminated Employee’s target bonus percentage level or a percentage level lower than that of the Terminated Employee’s without the approval of the Committee.

(q)       “Plan” means this Hampshire Group, Limited 2010 Cash Bonus Incentive Plan.

(r)       “Terminated Employee” means an employee, whose employment with the Company has been terminated, whether voluntarily or involuntarily with or without Cause, during the then current fiscal year.

(s)       “Termination” is defined in the Company’s 2009 Stock Incentive Plan.

3.       Overview of Plan.

The Plan is a cash bonus incentive plan that requires certain metrics of performance to be met before bonuses will be paid out to the Participants.  The basis of the bonuses is derived as a percentage of base salaries and is re-evaluated each year.  The range of the bonus paid out is dependent upon results with 100% of the target bonus being paid out if 100% of the metrics are achieved and all other performance objectives are met.

4.       Basis of Bonus.

The basis for the annual bonus is the percentage of base salary of the Participants that is in effect on the first day of each fiscal year.  However, exceptions to this policy may be made as long as these exceptions are in writing, approved by the Committee, and in place prior to the end of the applicable fiscal year.

Prior to the beginning of each fiscal year, the Company will evaluate the pool of Eligible Employees for participation in the Plan and applicable bonus percentage levels.  If changes to exhibit for the Participants, the percentages, and/or other information contained therein are deemed appropriate then the Company will obtain Committee approval for such changes in a new exhibit for that fiscal year and incorporate it into the Plan as a new exhibit.  This new exhibit will remain in effect for all future years until a revised exhibit is approved by the Committee and placed in the Plan as an exhibit, which will supersede the prior exhibits.

See Exhibit 1 for the 2010 Participants, target bonus percentage levels, and other applicable information.

5.       Metrics of Performance.

The Company must meet all financial covenants that are impacted by the accrual and/or payment of bonuses under the Plan.  These covenants include but are not limited to the Consolidated EBITDA Covenant per the Credit Facility and any applicable covenants put in place under this or future bank agreements.  Upon the achievement of the applicable financial covenants, a bonus will be earned based upon the Company’s achievement of predetermined performance metrics and objectives, individual performance objectives applicable to each Participant.  The applicable performance metrics will be determined by the Committee each year.  The performance metrics applicable to the 2010 fiscal year are attached hereto as Exhibit 2.

6.      Employment on Payment Date Requirement.

In addition to meeting the financial performance metrics outlined in section 5, the Participant must be employed by the Company as of the day the bonus is paid to be eligible to receive the earned and/or accrued bonus under the Plan.

7.       Range of Bonus.

The bonus earned will be based on the range of actual performance against the metrics approved by the Committee.  The range of bonus amounts payable for the 2010 fiscal year is attached hereto as Exhibit 2.

To the extent that a bonus in excess of 100% of the target amount becomes payable under the Plan, such bonus must be self funding and the Operating Income, taking the bonuses into effect, must be in excess of budgeted Operating Income for the applicable fiscal year.  Therefore, if the bonus pool earned above the 100% target provides less Operating Income than 100% of the budgeted Operating Income in a given fiscal year, then the earned bonus pool will be reduced pro-rata for all Participants to a level that allows the Company to achieve 100% of the budgeted Operating Income.

Furthermore, if the bonus pool earned under this calculation places the Company in a non-compliance position with its financial covenants then the earned bonus pool will be reduced pro-rata for all Participants to a level that allows the Company to meet such financial covenants.

8.       Bonus Adjustment for Partial Year.

For Participants that are hired after the first day of the fiscal year that are eligible under the Plan, they will be entitled to a pro-rata portion of their annual bonus earned based on the number of days that they were employed by the Company during the applicable fiscal year.

9.       Administration.

(a)      Authority of the Committee.  Except as otherwise provided herein, the Plan shall be administered by the Committee.  The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant or revise bonus levels; (iii) prescribe or revise the rules and regulations for the administration of the Plan; (iv) construe and interpret the Plan and correct defects, supply omissions, or reconcile inconsistencies therein; (v) suspend the Plan; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  Any action of the Committee shall be final, conclusive, and binding on all persons, including, without limitation, the Company, Participants, and beneficiaries of Participants.

(b)      Delegation.  To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine appropriate.  The Committee may appoint agents to assist it in administering the Plan.

(c)       Payment of Bonus.  The bonuses under the Plan will be paid on or before March 15th of the year following the year in which the bonus is earned, subject to the limitation of the Plan’s bonus accrual and/or payment causing covenant compliance violations and the issuance of the Company’s audited financial statements.  The Committee under its discretion can adjust the payment date and criteria for payment.

(d)       Section 409A.  The Company shall take into account compliance with Section 409A of the Code in connection with any bonus payout under the Plan, to the extent applicable.

(e)       Termination of Employment or Service.  Except as may otherwise be provided by the Company in an independent written agreement with the employee approved by the Committee, in the event of a Participant’s Termination with the Employer for any reason prior to the time that such Participant’s bonus is paid, such Participant’s bonus will be voided by the Company and forfeited by the Participant.

(f)       Change in Control.  Notwithstanding the foregoing, except as may otherwise be provided in writing and approved by the Committee, in connection with a Change in Control, the pro-rata bonus earned based upon the actual performance through the date of the Change in Control will be become due and payable to the Participants concurrently with the Change in Control.

10.       Termination or Suspension of the Plan.

The Committee may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.  No bonus awards may be granted under the Plan while the Plan is suspended or after it is terminated.

11.       Effective Date of the Plan.

The Plan is effective as of the Effective Date.

12.       Miscellaneous.

(a)       Clawback/Recoupment Policy.  Notwithstanding anything contained herein to the contrary, all bonus awards earned and/or paid under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Committee, and in each case, as may be amended from time to time.  Any such policy adoption or amendment shall in no event require the prior consent of any Participant.

(b)       Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or has died, then any payment due to such person or his estate (unless a prior claim thereof has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Committee and the Company thereof.

EXHIBIT 1

[Confidential information included on this Exhibit has been omitted and filed separately with the Securities and Exchange Commission.]

EXHIBIT 2

Performance Metrics and Objectives for the 2010 Fiscal Year

Metrics and Objectives

Bonus amounts for the 2010 fiscal year will be dependent on the Company achieving a range of actual Operating Income for the fiscal year compared to the budgeted Operating Income that was approved by the Committee, determined in accordance with Section 7 of the Plan.  The budgeted Operating Income for the 2010 fiscal year will be developed by the management of the Company and approved by the Board and/or Committee.  Bonus amounts will also be dependent on the individual performance of each Participant, based on their work responsibilities at the corporate or divisional level.

Bonus Ranges

Bonus payouts for the 2010 fiscal year will be as follows, depending on the extent to which the above metrics are achieved:

Performance	Bonus
Against Budget	Payout Level

< 85%	0%
85%	25% (minimum payout)
85% to 100%	25% to 100%
100% to 150%	100% to 200%
> 150%	200% (maximum payout)

Weighting

In determining bonus amounts for each Participant, performance will be weighted as follows:

Corporate Level Employees	90% of Consolidated Results
10% for Personal Performance *
100%

Divisional Level Employees	60% of Divisional Results
30% of Consolidated Results
10% for Personal Performance *
100%

*Up to 10% of the individual’s bonus is based on individual’s annual performance review rating.